Exhibit 99.1

                   POLYONE REPORTS THIRD-QUARTER 2005 RESULTS

     - Sales increase, but income declines as rising energy and raw material costs offset market price increases

     - Strong cash flow marks third-quarter performance

     - In fourth quarter, Company focuses on restoring product spreads, controlling working capital, maximizing cash generation

    CLEVELAND, Oct. 27 /PRNewswire-FirstCall/ -- PolyOne Corporation (NYSE:
POL), a leading global polymer compounding and North American distribution company, today reported sales from continuing operations of $579.0 million for the third quarter ended September 30, 2005, an improvement of nearly 5 percent over third-quarter 2004 sales of $552.2 million.

    The Company recorded a net loss of $19.5 million, or $(0.21) per share, in the third quarter of 2005, compared with net income of $11.6 million, or $0.13 per share, in the third quarter of 2004. This decline was due primarily to lower income contribution from the Resin and Intermediates segment resulting principally from a combination of a non-cash charge related to the idling of certain production assets, hurricane-related production interruptions, and significant increases in raw material and energy costs.

    Special items for continuing and discontinued operations reduced third-quarter net income $0.31 per share. In continuing operations, the most significant special items were a pre-tax $22.9 million non-cash charge related to the impairment of a previously idled chlor-alkali facility at Oxy Vinyls, LP and a $2.9 million pre-tax charge for a change in estimates to environmental reserves. A definition and detailed list of special items appear in Attachment 5.

    Net cash provided by operating activities was $12.4 million for the first nine months of 2005. Operating cash flow* was a positive $48.2 million for the third quarter of 2005, due in large part to substantial improvements in working capital efficiency and cash distributions from equity affiliates. Additionally, PolyOne has improved its working capital through reductions in its accounts receivable, days sales outstanding (DSO) and days sales in inventory (DSI) metrics.

    (* A discussion occurs at the end of this release on the use of non-GAAP financial measures.)

    In the first nine months of 2005, selling and administrative costs were 7.9 percent of sales compared with 9.7 percent for the first nine months of 2004.

    "Despite the effects of two hurricanes and significant increases in energy and raw material costs, we posted strong cash generation this quarter," said David Wilson, chief financial officer. "In the last year, our teams throughout the Company have delivered continuous and improved control and management of our working capital. Just as importantly, we have achieved these results under challenging conditions."

    Shipment volume for continuing operations declined 2 percent in the 2005 third quarter compared with the third quarter of 2004. Driven by strong September results, however, shipments improved 2 percent over second-quarter 2005 levels. September ranks as the second-strongest shipping month to date in 2005.

    For the first nine months of 2005 sales were $1,739.1 million, a 6 percent improvement over the same period in 2004. Net income declined to $25.2 million, or $0.27 per share, from $37.1 million, or $0.40 per share, in the first nine months of 2004. Special items for continuing and discontinued operations reduced 2005 net income $0.26 per share.

    Segment Highlights (see Attachment 7)

    Performance Plastics segment:

    Third-quarter sales and shipment volumes increased $1.3 million and 1 percent, respectively, compared with the second quarter of 2005. Operating income was $4.9 million lower than the second-quarter 2005 level, primarily because of lower product spreads (selling price less raw material costs). Higher raw material costs offset improved demand and higher selling prices.

    For the year to date, sales increased to $1,347.7 million, a 4.1 percent increase over 2004, due primarily to higher realized selling prices. Operating income, however, declined to $36.7 million from $74.2 million, again due primarily to lower product spreads.

    Following are product line highlights from within the Performance Plastics segment:

     Vinyl Compounds - Sales improved 8 percent while shipment volume was up 7 percent versus the second quarter. Shipments were up in almost all market segments with the exception of pipe fittings, where customers made significant inventory adjustments. Shipments in other construction- related product lines increased due to new business closes combined with slightly higher market demand. Pricing was up 1 percent over the previous quarter. Year to date, Vinyl Compounds sales increased 5 percent and shipment volume decreased 6 percent compared with the same period in 2004.

     Polymer Coating Systems (Formulators) - Sales and shipment volume each decreased 9 percent compared with the second quarter. The volume decline occurred in most products, including inks, plastisols and powders. Powder shipment levels were affected by product buildouts and shutdowns in the auto industry during the third quarter. Colorant product volume, however, improved sequentially. Year-to-date sales improved 3 percent due to increases in product selling prices, even as volume declined 5 percent compared with the same period in 2004.

     International Color and Engineered Materials - Sales were down 5 percent from the second quarter. Currency exchange accounted for 2 percentage points of this decline. Third-quarter shipment volume decreased 1 percent versus the second quarter, driven primarily by seasonality (summer holiday period). Almost all of the decline was attributable to Engineered Materials. Europe continues to experience general economic softness.

     International sales in the first nine months of 2005 were up 2 percent versus the comparable period in 2004, while volume declined 15 percent. The May 2004 sale of the Germany-based Melos rubber granulates business accounted for 11 percentage points of the year-over-year volume decline, and reduced the year-over-year sales improvement by 3 percentage points.

     North American Color - Sales were 3 percent lower and shipment volume was 5 percent lower compared with the second quarter, due primarily to auto production plant shutdowns and decreased seasonal demand for construction materials. Sales to the pipe and fittings market, however, demonstrated strong sequential growth. Nine-month shipments increased 3 percent over the comparable period in 2004 due to new customer gains in construction material applications and contract tolling.

     North American Engineered Materials - Sales declined 6 percent and shipment volume declined 5 percent from the second quarter. Nine-month sales declined 2 percent and shipments decreased 10 percent compared with the same period in 2004. The sales and volume declines in the third quarter and the nine-month period were due primarily to reduced automotive demand in toll compounding. The unit continues, however, to demonstrate gains in new applications within custom compounding.

    Distribution segment: Sales in the third quarter were $168.8 million, a 1 percent decrease from the second quarter, due in part to lower average selling prices across all product segments. Shipment volume increased 2 percent, driven primarily by increased demand for commodity resins. Sales and shipment trends within Distribution appear consistent with overall U.S. plastic processor indexes. Operating income was $4.2 million, an increase of $0.2 million over the previous quarter, driven by higher volumes and lower overhead costs.

    For the first nine months of 2005, sales increased 11 percent while shipment volume decreased 2 percent compared with 2004. Higher average selling prices drove the sales increase. Operating income was $13.5 million, a decrease of $0.5 million from the same period in 2004. The main drivers of the decrease were increased delivery costs resulting from fuel surcharges and the volume decline.

    Resin and Intermediates segment: Third-quarter operating income declined $38.1 million compared with the second quarter, due largely to a $22.9 million non-cash pre-tax charge related to the impairment of a previously idled chor-alkali facility at OxyVinyls. Third-quarter operating income before special items* declined $15.2 million compared with the second quarter. The equity earnings contribution from OxyVinyls and SunBelt Chlor-Alkali decreased in the third quarter from its peak in the second quarter due to hurricane-related production interruptions, decreased polyvinyl chloride (PVC) resin price spreads due to higher ethylene costs, and significantly higher average natural gas costs. PVC market prices declined in July and August. The 2 cents-per- pound increase in September was not sufficient to overcome the rise in the cost of energy and related raw materials that began early in August.

    Year-to-date operating income before the special item associated with idled facilities improved $27.9 million compared with 2004. The main factor in this improvement was higher SunBelt profitability, due largely to higher selling prices for chlorine and caustic soda.

    (* A discussion of special items occurs in Attachment 5.)

    CEO Resignation

    On October 7, PolyOne announced that Thomas A. Waltermire resigned as president and chief executive officer and as a director. William F. Patient, who had been non-executive chairman of the board, will serve as chairman, president and chief executive officer until a successor is named. The Company also announced that the search for a successor would begin immediately, with completion anticipated by early 2006.

    Pending Sale of Engineered Films Business

    PolyOne announced on September 27, 2005, that it had signed a letter of intent to sell its Engineered Films business unit to an investor group comprising members of the unit's management team, along with an investor group formed by Matrix Capital Markets. The transaction is expected to close in the fourth quarter of 2005, subject to a number of closing conditions.

    Fourth-quarter 2005 Business Outlook

    In addition to a normal seasonally slower fourth quarter, PolyOne anticipates it could be negatively impacted by rapidly escalating raw material costs, particularly from suppliers affected by the recent hurricanes. In order to restore product spreads (selling price less raw material cost) in reaction to this cost inflation, the Company is raising selling prices within the Performance Plastics and Distribution segments. Each of the North American businesses has announced price increases to restore spreads to acceptable levels at the start of 2006. Due to cost increases experienced at the beginning of the quarter within the Performance Plastics segment, however, fourth-quarter product spreads are anticipated to decline compared with the third quarter.

    "We cannot stand by and watch our product spreads decline in this environment," said Patient. "In the fourth quarter, our focus is restoring product spreads through higher selling prices, with the goal to have those spreads back to acceptable levels as we enter 2006."

    In the Resin and Intermediates segment, OxyVinyls is attempting to raise PVC resin prices in the face of escalating ethylene and natural gas costs, which would result in PVC resin prices increasing significantly in October. These increases are necessary for OxyVinyls to restore product spreads and profitability in the fourth quarter. In contrast, SunBelt should benefit from stable chlorine prices and from caustic soda market price increases.

    PolyOne anticipates positive operating cash flow from operations in the fourth quarter. The Company expects cash receipts from equity affiliates to be lower, consistent with lower earnings expectations. Capital expenditures, depreciation and cash taxes paid should approximate third-quarter levels. Cash interest paid, consistent with scheduled payments, will be substantially greater than in the third quarter of 2005. Debt reduction is anticipated to remain the primary use for positive operating cash flows and any proceeds from divestments.

    A fourth-quarter outlook appears in PolyOne's Form 10-Q for the quarter ended September 30, 2005.

    Third-quarter 2005 Earnings Conference Call and Webcast

    PolyOne will host a conference call at 9:00 a.m. Eastern time on Friday, October 28, 2005. The conference dial-in number is 888-489-0038 (domestic) or 706-643-1611 (international), conference topic: PolyOne Earnings Call. The replay number is 800-642-1687 (domestic) or 706-645-9291 (international). The conference ID for the replay is 9932167. The call will be broadcast live and then via replay for two weeks on the Company's Web site at www.polyone.com.

    About PolyOne

    PolyOne Corporation, with 2004 annual revenues of approximately $2.2 billion, is a leading global compounding and North American distribution company with continuing operations in thermoplastic compounds, specialty polymer formulations, color and additive systems, and thermoplastic resin distribution. Headquartered in northeast Ohio, PolyOne has employees at manufacturing sites in North America, Europe, Asia and Australia, and joint ventures in North America and South America. Information on PolyOne's products and services can be found at http://www.polyone.com.

    Use of Non-GAAP Financial Measures

    This earnings release includes the use of both GAAP (generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures are: operating cash flow, operating income (loss) before special items and per share impact of special items. The most directly comparable GAAP financial measures are: net cash used (provided) by operating activities, operating income (loss) and income (loss) per share.

    PolyOne's chief operating decision makers use these financial measures to monitor and evaluate the ongoing performance of the Company and each business segment and in decisions on allocation of resources. In addition, operating income before special items and operating cash flow are components of various PolyOne annual incentive plans.

    Tables included in this news release reconcile each non-GAAP financial measure with the most directly comparable GAAP financial measure (Attachment 6) and provide detail on special items (Attachment 5). Also attached are standard financial schedules and a summary of segment results.

    Forward-looking Statements

    In this press release, statements that are not reported financial results or other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on management's expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions; prospective changes in raw material costs, product pricing or product demand; future performance, including, without limitation, meeting cash flow goals, receiving cash distributions from equity affiliates and achieving working capital targets; results of current and anticipated market conditions and market strategies; sales efforts; expenses; the outcome of contingencies such as legal proceedings; financial results; and the anticipated sale of the Engineered Films unit. Factors that could cause actual results to differ materially include, but are not limited to:

     - the effect on foreign operations of currency fluctuations, tariffs, nationalization, exchange controls, limitations on foreign investment in local businesses and other political, economic and regulatory risks;

     - changes in U.S., regional or world polymer consumption growth rates affecting PolyOne's markets;

     - changes in global industry capacity or in the rate at which anticipated changes in industry capacity come online in the polyvinyl chloride (PVC), chlor-alkali, vinyl chloride monomer (VCM) or other industries in which PolyOne participates;

     - fluctuations in raw material prices, quality and supply and in energy prices and supply, in particular fluctuations outside the normal range of industry cycles, including those fluctuations related to the effects of Hurricane Katrina and Hurricane Rita;

     - production outages or material costs associated with scheduled or unscheduled maintenance programs;

     - costs or difficulties and delays related to the operation of joint venture entities;

     - lack of day-to-day operating control, including procurement of raw materials, of equity or joint venture affiliates;

     - partial control over investment decisions and dividend distribution policy of the OxyVinyls partnership and other minority equity holdings of PolyOne;

     - an inability to launch new products and/or services within PolyOne's various businesses;

     - the possibility of further goodwill impairment;

     - an inability to maintain any required licenses or permits;

     - an inability to comply with any environmental laws and regulations;

     - the cost of compliance with environmental laws and regulations, including any increased cost of complying with new or revised laws and regulations;

     - unanticipated developments that could occur with respect to contingencies such as litigation and environmental matters, including any developments that would require any increase in our costs and/or reserves for such contingencies;

     - an inability to achieve or delays in achieving or achievement of less than the anticipated financial benefit from initiatives related to cost reductions and employee productivity goals;

     - a delay or inability to achieve targeted debt level reductions through divestitures and/or other means;

     - an inability to access the revolving credit facility and/or the receivables sale facility as a result of breaching covenants due to not achieving anticipated earnings performance or for any other reason;

     - any poor performance of our pension plan assets and any obligation on our part to fund PolyOne's pension plan;

     - any delay and/or inability to bring the North American Color and Additives Masterbatch and the Engineered Materials product platforms to profitability;

     - an inability to raise prices or sustain price increases for products;

     - adverse changes in our relations with customers;

     - an inability to maintain appropriate relations with unions and employees in certain locations in order to avoid disruptions of business;

     - an inability or delay beyond December 31, 2005 in finding buyers of discontinued operations or other non-core assets for reasonable and acceptable terms;

     - an inability to achieve anticipated earnings performance due to the divestment of a non-core business;

     - an inability to complete the sale of discontinued businesses, including the Engineered Films unit, due to problems or delays associated with legal proceedings, regulatory approvals, buyers receiving financing for the transaction, satisfactory completion of due diligence, finalization of definitive agreements or any other reasons; and

     - other factors affecting our business beyond our control, including, without limitation, changes in the general economy, changes in interest rates and changes in the rate of inflation.

    We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements.

    We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our reports on Form 10-Q, 8-K and 10-K provided to the Securities and Exchange Commission. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider any list to be a complete set of all potential risks or uncertainties. (Ref. #91305)

                                  Attachment 1
                            Supplemental Information
    Quarterly Summary of Consolidated Operating Results, Showing Discontinued
                                Operations Impact
           (In millions of dollars, except per share data, unaudited)

    Accounting for Discontinued Operations

    In accordance with Generally Accepted Accounting Principles (GAAP), PolyOne segregates and reports results of discontinued operations net of tax as a separate line item on the statement of operations (income statement). Income or loss from discontinued operations is reported below operating income - continuing operations on the income statement. As a result, reporting and discussion of items above the operating income - continuing operations line (such as sales, operating income, interest, and selling and administrative costs) include only the results of continuing operations.

                                                 3Q05         3Q04*        2Q05
                                              ----------   ----------   ----------
Operating results:
Sales - continuing operations                 $    579.0   $    552.2   $    583.4

Operating income (loss) - continuing
 operations                                   $     (1.4)  $     37.8   $     42.5
Net income - total Company                    $    (19.5)  $     11.6   $     31.3
   Income (loss) before discontinued
    operations - after tax                         (21.8)        11.8         22.6
   Income (loss) from discontinued
    operations                                       2.3         (0.2)         8.7

Earnings (loss) per share - diluted:
Net income (loss) - total Company             $    (0.21)  $     0.13   $     0.34
  Income (loss) before discontinued
   operations                                      (0.24)        0.13         0.25
  Income from discontinued operations               0.03            -         0.09
Total per share impact of special items (1)
 - after tax:                                      (0.31)       (0.08)        0.10
  Before discontinued operations                   (0.29)       (0.04)        0.06
  Discontinued operations                          (0.02)       (0.04)        0.04

Other data:
Sales - discontinued operations*              $     63.4   $     85.4   $     68.1
Depreciation and amortization                       13.4         11.5         12.4

    * Third-quarter 2004 discontinued sales included $30.3 million in revenues from the Elastomers and Performance Additives business that was sold in August 2004.

    (1) A definition and a list of special items appear in Attachment 5.

                                  Attachment 2
                      PolyOne Corporation and Subsidiaries
           Condensed Consolidated Statements of Operations (Unaudited)
                      (In millions, except per share data)

                                                 Three Months Ended        Nine Months Ended
                                                    September 30,             September 30,
                                              -----------------------   -----------------------
                                                 2005         2004         2005         2004
                                              ----------   ----------   ----------   ----------
Sales                                         $    579.0   $    552.2   $  1,739.1   $  1,645.6
Operating costs and expenses:
 Cost of sales                                     511.7        469.1      1,529.2      1,377.3
 Selling and administrative                         42.9         46.7        136.9        159.3
 Depreciation and amortization                      13.4         11.5         38.3         38.6
Employee separation and plant
 phaseout                                            1.9         (0.3)         2.5         (1.5)
Environmental remediation at
 inactive sites                                      2.9          7.4          2.9          8.7
Loss on sale of assets                                 -          0.2            -          5.9
Loss (income) from equity affiliates
 and minority interest                               7.6        (20.2)       (50.5)       (46.1)
Operating income (loss)                             (1.4)        37.8         79.8        103.4
Interest expense                                   (17.0)       (18.1)       (51.2)       (54.8)
Interest income                                      0.5          0.4          1.4          1.0
Other expense, net                                  (2.4)        (6.1)        (3.7)       (12.7)
 Income (loss) before income taxes
  and discontinued operations                      (20.3)        14.0         26.3         36.9
Income tax expense                                  (1.5)        (2.2)        (6.4)        (7.5)
Income (loss) before discontinued
 operations                                        (21.8)        11.8         19.9         29.4
Discontinued operations:
Income (loss) from operations, net
 of income taxes                                     2.3         (0.2)         5.3          7.7
Net income (loss)                             $    (19.5)  $     11.6   $     25.2   $     37.1

Earnings (loss) per common share:
 Basic and diluted earnings (loss):
  Before discontinued operations              $    (0.24)  $     0.13   $     0.22   $     0.32
  Discontinued operations                           0.03            -         0.05         0.08
  Basic and diluted earnings (loss)
   per share                                  $    (0.21)  $     0.13   $     0.27   $     0.40

Weighted average shares used to
 compute earnings per share:
  Basic                                             91.9         91.5         91.8         91.5
  Diluted                                           92.0         91.8         92.1         91.7

Dividends paid per share of common
 stock                                        $        -   $        -   $        -   $        -

                                  Attachment 3
                      PolyOne Corporation and Subsidiaries
                Condensed Consolidated Balance Sheets (Unaudited)
                      (In millions, except per share data)

                                                 September 30,   December 31,
                                                     2005            2004
                                                 -------------   -------------
Assets
Current assets:
 Cash and cash equivalents                       $        47.3   $        38.6
 Accounts receivable, net                                336.9           309.7
 Inventories                                             194.4           196.0
 Deferred income tax assets                               20.2            20.1
 Other current assets                                     14.6            17.7
 Discontinued operations                                  34.9            34.6
  Total current assets                                   648.3           616.7
 Property, net                                           405.6           441.2
 Investment in equity affiliates                         267.1           263.3
 Goodwill, net                                           322.0           321.0
 Other intangible assets, net                             12.1            12.3
 Other non-current assets                                 58.9            57.4
 Discontinued operations                                  44.9            59.9
  Total assets                                   $     1,758.9   $     1,771.8

Liabilities and Shareholders' Equity
Current liabilities:
 Short-term bank debt                            $         6.6   $         2.3
 Accounts payable                                        224.7           210.7
 Accrued expenses                                         93.1           102.4
 Current portion of long-term debt                        29.6            49.3
 Discontinued operations                                  29.0            26.3
  Total current liabilities                              383.0           391.0
Long-term debt                                           638.8           640.5
Deferred income tax liabilities                            9.9            14.4
Post-retirement benefits other than pensions             106.8           114.0
Other non-current liabilities, including
 pensions                                                216.0           224.6
Minority interest in consolidated subsidiaries             5.7             6.8
Discontinued operations                                    0.1             0.1
Total liabilities                                      1,360.3         1,391.4
Shareholders' equity:
 Preferred stock, 40.0 shares authorized, no
  shares issued                                              -               -
 Common stock, $.01 par, 400.0 shares
  authorized, 122.2 shares issued at
  September 30, 2005 and December 31, 2004                 1.2             1.2
 Other shareholders' equity                              397.4           379.2
  Total shareholders' equity                             398.6           380.4
  Total liabilities and shareholders' equity     $     1,758.9   $     1,771.8

                                  Attachment 4
                      PolyOne Corporation and Subsidiaries
           Condensed Consolidated Statements of Cash Flows (Unaudited)
                                  (In millions)

                                                            Nine Months Ended
                                                              September 30,
                                                        -----------------------
                                                           2005         2004
                                                        ----------   ----------
Operating Activities
Net income                                              $     25.2   $     37.1
 Income from discontinued operations                           5.3          7.7
Income from continuing operations                             19.9         29.4
Adjustments to reconcile income from continuing
 operations to net cash used by operating activities
 of continuing operations:
  Employee separation and plant phaseout charges               2.5         (1.5)
  Cash payments on employee separation and plant
   phaseout                                                   (2.3)       (18.9)
  Charges on environmental remediation at inactive
   sites                                                       2.9          8.7
  Cash payments for environmental remediation at
   inactive sites                                            (11.3)        (1.0)
   Depreciation and amortization                              38.3         38.6
   Loss on sale of assets                                        -          5.9
   Companies carried at equity and minority interest:
    Income from equity affiliates and minority
     interest                                                (50.5)       (46.1)
    Dividends and distributions received                      46.8         33.8
   Deferred income taxes                                       1.0          1.4
   Change in assets and liabilities:
    Accounts receivable                                      (53.9)       (60.6)
    FIFO inventories                                          (2.4)       (25.7)
    Accounts payable                                          19.5         55.0
    Increase (decrease) in sale of accounts
     receivable                                               20.1        (70.7)
    Accrued expenses and other                               (18.2)        39.8
Net cash provided (used) by operating
  activities of continuing operations                         12.4        (11.9)

Investing Activities
 Capital expenditures                                        (23.4)       (13.0)
 Return of cash from equity affiliates                           -          0.9
 Proceeds from sale of discontinued business, net                -        101.5
 Business acquired, net of cash received                      (2.7)        (5.1)
 Proceeds from sale of assets                                 15.4         31.9
Net cash provided (used) by investing activities
 of continuing operations                                    (10.7)       116.2

Financing Activities
 Change in short-term debt                                     4.2         20.9
 Change in long-term debt                                    (20.0)       (83.4)
 Termination of interest rate swaps                              -         (0.3)
 Proceeds from exercise of stock options                       0.4          0.1
Net cash used by financing activities of continuing
 operations                                                  (15.4)       (62.7)

Net cash provided by discontinued operations                  23.1         24.8

Effect of exchange rate changes on cash                       (0.7)        (0.4)

Increase in cash and cash equivalents                          8.7         66.0
Cash and cash equivalents at beginning of period              38.6         48.7
Cash and cash equivalents at end of period              $     47.3   $    114.7

                                  Attachment 5
                      Summary of Special Items (Unaudited)
                      (In millions, except per share data)

    "Special items" include charges related to specific strategic initiatives such as the consolidation of operations; restructuring activities, including employee separation costs resulting from personnel reduction programs, plant closure and phase-out costs; asset impairments; environmental remediation costs for facilities no longer owned or closed in prior years; gains and losses on the divestiture of joint ventures and equity investments; adjustments to reflect a tax benefit on domestic losses; and deferred tax valuation allowances on domestic operating income.

                                    9 Months
                                     Ended
                                   Sept. 30,
Special items                         2005         3Q05         3Q04         2Q05         1Q05
--------------------------------   ----------   ----------   ----------   ----------   ----------
 Continuing operations
 Employee separation and plant
  phase-out costs (1)                    (2.5)        (1.9)         0.3         (0.4)        (0.2)
 Asset impairments (2)                   (0.2)        (0.2)           -            -            -
 Environmental remediation at
  inactive sites (3)                     (2.9)        (2.9)        (7.4)           -            -
 Loss on the sale of Melos                  -            -         (0.2)           -            -
 Rubber Granules business
  Impairment of previously idled
  chlor-alkali facility at
  Oxy Vinyls, LP                        (22.9)       (22.9)
    Impact on pre-tax income            (28.5)       (27.9)        (7.3)        (0.4)        (0.2)
 Income tax benefit on above
  items                                  10.3         10.0          3.0          0.2          0.1
 Tax allowance (5)                        1.7         (8.6)         1.2          5.8          4.5

    Impact on net income from
     continuing operations              (16.5)       (26.5)        (3.1)         5.6          4.4
    Per share impact                    (0.18)       (0.29)       (0.04)        0.06         0.05

 Discontinued operations
 Employee separation and plant
  phase-out costs (1)                    (1.3)        (0.6)        (1.0)           -         (0.7)

    Impact on operating income           (1.3)        (0.6)        (1.0)           -         (0.7)
 Net asset impairment and loss
  on disposition of discontinued
  operations (4)                        (14.8)        (3.9)        (5.4)           -        (10.9)

    Impact on pre-tax income            (16.1)        (4.5)        (6.4)           -        (11.6)
 Income tax benefit on above
  items                                   6.3          1.8          2.5            -          4.5
 Tax allowance (5)                        2.0          0.9         (0.2)         3.4         (2.3)

    Impact on net income from
     discontinued operations             (7.8)        (1.8)        (4.1)         3.4         (9.4)

    Per share impact                     (0.8)       (0.02)       (0.04)        0.04        (0.10)

Total

        Impact on net income            (24.3)       (28.3)        (7.2)         9.0         (5.0)
        Per share impact                (0.26)       (0.31)       (0.08)        0.10        (0.05)

    Explanations:

    1. Severance, employee outplacement, external outplacement consulting, lease termination, facility closing costs and the write-down of the carrying value of plant and equipment resulting from restructuring initiatives.

    2. A non-cash impairment charge to adjust the carrying value of an investment to fair market value.

    3. Environmental remediation costs for facilities either no longer owned or closed in prior years.

    4. A non-cash impairment charge to adjust the net asset carrying value of Engineered Films to estimated net future proceeds.

    5. Tax allowance to adjust net U.S. deferred income tax assets resulting from operating loss carry-forwards.

                                  Attachment 6
            Reconciliation of Non-GAAP Financial Measures (Unaudited)
                                  (In millions)

    Below is a reconciliation of non-GAAP financial measures to the most directly comparable measures calculated and presented in accordance with GAAP.

                                        3Q05         3Q04         2Q05
                                     ----------   ----------   ----------
Continuing operations:
Operating income before special
 items                               $     26.5   $     45.1   $     42.9
Special items in continuing
 operations, before tax                   (27.9)        (7.3)        (0.4)
  Operating income                   $     (1.4)  $     37.8   $     42.5

Discontinued operations:
Operating income before special
 items                               $      7.0   $      6.1   $      8.9
Special items in discontinued
 operations, before tax                    (0.6)        (1.0)           -
   Operating income (loss)           $      6.4   $      5.1   $      8.9

Continuing operations:
Income per share before impact of
 special items                       $     0.05   $     0.17   $     0.19
Per share impact of special items,
 after tax                                (0.29)       (0.04)        0.06
   Diluted income per share          $    (0.24)  $     0.13   $     0.25

Discontinued operations:
Income per share before impact of
 special items                       $     0.05   $     0.04   $     0.05
Per share impact of special items,
 after tax                                (0.02)       (0.04)        0.04
   Diluted income (loss) per share   $     0.03   $        -   $     0.09

                                           Three Months Ended                  Nine Months
                              ---------------------------------------------       Ended
                              September 30,   September 30,      June 30,     September 30,
(in millions)                     2005            2004            2005            2005
---------------------------   -------------   -------------   -------------   -------------
Reconciliation to Condensed
 Consolidated Statements of
 Cash Flows
Net cash provided (used)
 by operating activities of
 continuing operations        $        19.6   $        31.8   $        (6.1)  $        12.4
Net cash provided (used)
 by investing activities
 of continuing operations               1.1            90.7            (2.1)          (10.7)
Less (increase) decrease
 in sale of accounts
 receivable                            18.5            19.1            20.6           (20.1)
Plus net cash provided
 (used) by discontinued
 operations                             6.0            (1.8)           12.5            23.1
Interest rate swap fair
 value debt adjustment                  0.2            (1.4)            1.6            (0.4)
Guarantee of SunBelt
 outstanding senior
 secured notes                            -               -               -               -
Other financing activity                1.7             0.4            (1.8)            2.1
Effect of exchange rate
 changes on cash                        1.1             0.4             0.5            (0.7)
Increase (Decrease) in
 borrowed debt less cash
 and cash equivalents         $        48.2   $       139.2   $        25.2   $         5.7

Plus voluntary payments
 to employee pension plans    $           -   $           -   $           -   $           -
Less proceeds from
 sale of assets                           -            (5.6)              -               -
Less guarantee of SunBelt
 outstanding senior
 secured notes                            -               -               -               -
Less proceeds from sale of
 business, net of note
 receivable                               -          (101.5)              -               -
Plus business acquired,
 net of cash received                     -               -             1.1             2.7
Operating cash flow           $        48.2   $        32.1   $        26.3   $         8.4

                                  Attachment 7
                     Business Segment Operations (Unaudited)
                                  (In millions)

    Senior management uses operating income before the effect of "special items" to assess performance and allocate resources to business segments because senior management believes that this measure is useful in understanding current profitability levels and how current levels may serve as a base for future performance. In addition, operating income before the effect of "special items" is a component of the PolyOne Annual Incentive Plan at the corporate level and is used in debt covenant computations.

                                       3Q05         3Q04         2Q05
                                    ----------   ----------   ----------
Business Segments:
Sales:
  Performance Plastics Segment      $    449.9   $    426.9   $    448.6
  Distribution Segment                   168.8        154.7        170.2
  Intersegment eliminations              (39.7)       (29.4)       (35.4)
                                    $    579.0   $    552.2   $    583.4
Operating income (loss)
  Performance Plastics Segment      $     10.6   $     28.4   $     15.5
  Distribution Segment                     4.2          4.5          4.0
  Resin & Intermediates Segment           13.3         18.1         28.5
  Other Segment                           (1.6)        (5.9)        (5.1)

  Special items, income (expense)        (27.9)        (7.3)        (0.4)
    Operating income                $     (1.4)  $     37.8   $     42.5

Other data:
Discontinued operations
  Sales:
   Elastomers and Performance
    Additives                       $        -   $     30.3   $        -
   Specialty Resins and
    Engineered Films                      63.4         55.1         68.1
                                    $     63.4   $     85.4   $     68.1
Operating income
  Elastomers and Performance
   Additives                        $        -   $      2.9   $        -
  Specialty Resins and Engineered
   Films                                   7.0          3.2          8.9

  Special items, expense
   before tax                             (0.6)        (1.0)           -
    Operating income                $      6.4   $      5.1   $      8.9

                                  Attachment 8
                        Sales and Shipment Volume Summary

                                          3Q05 versus 2Q05             3Q05 versus 3Q04
                                      -------------------------   -------------------------
                                                      Shipment                    Shipment
                        3Q05 Sales,     Sales $,        Lbs.,       Sales $,        Lbs.,
                         % of Total     % Change      % Change      % Change      % Change
                        -----------   -----------   -----------   -----------   -----------
Performance Plastics

 Vinyl Compounds                 32%            8%            7%           10%            0%

 Polymer Coatings
  (Formulators)                   7            (9)           (9)            1            (8)

 NA Color and
  Additives                      10            (3)           (5)            7            (1)
   Masterbatch

 NA Engineered
  Materials                       4            (6)           (5)          (10)           (7)

 International Colors
  and Engineered
  Materials                      19            (5)           (1)            3            (5)

   Total                         73             0             1             6            (2)

 Distribution                    27            (1)            2            (9)           (2)

   Total                        100%           (1)%           2%            5%           (2)%

SOURCE  PolyOne Corporation
    -0-                             10/27/2005
    /CONTACT: Investors & Media, Dennis Cocco, Vice President, Investor Relations & Communications of PolyOne Corporation, +1-440-930-1538/
    /Web site:  http://www.polyone.com/
    (POL)